UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 10, 2008

MMC ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51968	98-0493819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26 Broadway, Suite 960 New York, NY	10004
(Address of Principal Executive Offices)	(Zip Code)

(212) 977-0900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On December 11, 2008 the Company announced that on December 10, 2008, it completed the sale of its membership interest in MMC Escondido II, LLC, (the “Membership Interest”) a wholly-owned subsidiary of the Company, pursuant to a definitive agreement by and between the Company and Wellhead Electric Company, Inc., dated November 26, 2008. The only asset of MMC Escondido II, LLC is an agreement to acquire a General Electric LM6000 PC Sprint® turbine for $15.3 million to an affiliate of Wellhead Electric Company, Inc. The Company continues to own all other assets related to the Escondido peaking facility, including the permit to upgrade that facility.

In connection with the sale of the Membership Interest, on December 10, 2008 the Company’s wholly-owned subsidiaries, MMC Chula Vista II and MMC Escondido II (the “Subsidiaries”), entered into an amendment to the loan agreement, dated as of July 7, 2008  (the “Agreement”), by and between the Subsidiaries and General Electric Energy Financial Services. This amendment to the Company’s $25.5 million loan facility with GE Energy Financial Services provides for the release of MMC Escondido II, LLC and its turbine as collateral, reduction of the size of the facility to $10.2 million, which is sufficient to cover the remaining anticipated borrowings on the two turbines remaining on order with GE for use in the Company's Chula Vista upgrade project, and the increase of the interest rate on borrowings under the facility by 150 basis points. All other terms of the Agreement remain unaltered and in full force and effect. The Company used a portion of proceeds received in the sale of the Membership Interest to repay its outstanding borrowings of $8.57 million to GE, of which $3.5 million related to the Escondido turbine and $5.0 million related to the two Chula Vista turbines that remain on order, as well as paying all accrued interest on such borrowings, applicable prepayment penalties, and the remaining $1.5 million installment payment on the Escondido turbine.

As a result of the Membership Interest sale and above loan repayments, together with additional operating cash flows during the quarter, the Company had a cash balance of approximately $9.9 million as of December 10, 2008, with $2.0 million of debt outstanding under its loan facility with TD Banknorth. The Company is obligated to make approximately $8.1 million of scheduled payments on the two turbines that remain on order for use at Chula Vista prior to delivery scheduled in March 2009. These turbines are also GE LM6000 PC Sprints(r) similar to the one purchased by the subsidiary which MMC sold for $15.3 million. The Company continues to own its three existing generating facilities as well as additional equipment to be used in its construction of the new generating units.

The Company agreed to acquire the turbine sold from General Electric for an expected delivery in December 2008 for use at its Escondido Energy Upgrade Project, and the two additional turbines for use at its Chula Vista Energy Upgrade Project. The Company is in the process of preparing to submit bids for long-term contracts for peaking power for these Upgrade Projects, which contracts would likely commence in 2010. The Company anticipates that it will receive permits from the California Energy Commission for its re-powering of the Chula Vista site in the first quarter of 2009. The Company believes that the sale to Wellhead at this time is a better option than incurring substantial costs to store and maintain the turbine until construction at its Escondido generating site commences. The Company believes that there will be comparable turbines available on a timely basis when required to begin construction. There can be no assurance, however, that the Company will successfully obtain long-term power agreements, receive necessary permits or be able to purchase turbines in the future when needed.

 ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

99.1  Press Release, dated December 11, 2008, issued by MMC Energy, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 16, 2008	MMC ENERGY, INC.

	By:	/s/ Denis Gagnon
		Name:	Denis Gagnon
		Title:	Chief Financial Officer